Exhibit 99.1

Affiliate Sells 88.5MW Polish Operating Assets

Reference is made to the press release issued by Alternus Energy Group Plc (OSE: ALT) (“AEG” or the “Company”) on 27 November 2023 and the update issued on 22 December 2023, regarding the planned sale of its operating solar projects in Poland. AEG and its indirect wholly owned subsidiary, Solis Bond Company DAC (“Solis”), an indirect, wholly owned subsidiary of Alternus Clean Energy, Inc. (NASDAQ: ALCE) (“ALCE” or “Alternus”), a majority owned subsidiary of AEG, has completed the sale of 100% of the share capital in six of its subsidiary project companies (“SPVs”) holding a portfolio of 88.5 MW solar farms projects in Poland.

The total remuneration consisted of the purchase price and the repayment of shareholder’s loans granted to SPVs in line with what the Company previously announced on 27 November 2023 and was used to pay down the Solis Bond.

The Company elected to sell the Polish assets at this time as part of its strategic review of options to optimize the balance sheet and to reshape the business to best capture the opportunities in hand. Alternus expects to book a net gain on the sale to improve balance sheet equity and to reduce existing high yield debt and ultimately deliver better debt/EBITDA ratios from the remaining asset portfolio.

About Alternus Energy Group (AEG):

AEG is a transatlantic clean energy independent power producer (IPP). We currently develop, install, own and operate utility scale solar parks in North America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3 GW of operating projects within 5 years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

AEG operates primarily through Alternus Clean Energy, Inc (Nasdaq: ALCE). AEG is listed on the Euronext Growth Oslo and headquartered in Ireland while Alternus Clean Energy, Inc. is listed on Nasdaq and headquartered in the US. They remain as two separate legal entities.

Forward-Looking Statements

Certain information contained in this notice, including any information on the Company’s plans or future financial or operating performance and other statements that express the Company’s management’s expectations or estimates of future performance, constitute forward-looking statements. When used in this notice, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Such statements are based on a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the Company. The Company cautions that such forward-looking statements involve known and unknown risks and other factors that may cause the actual financial results, performance or achievements of the Company to differ materially from the Company’s estimated future results, performance or achievements expressed or implied by the forward-looking statements. These statements should not be relied upon as representing Alternus’ assessments of any date after the date of this notice The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For More Information:

Alternus Energy Group

ir@alternusenergy.com

+1 (913) 815-1557

or

The Blueshirt Group

alternus@blueshirtgroup.com

+1 (323) 240-5796